Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Millrose Properties, Inc. of our reports dated January 23, 2025, relating to the consolidated financial statements of Lennar Corporation and the effectiveness of the internal control over financial reporting. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, FL

October 10, 2025